Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT
     This AGREEMENT is entered into as of April 14, 2008 (the “Effective Date”), by and between MASTEC, INC. (the “Company”) and AUSTIN J. SHANFELTER (the “Executive”).
     WHEREAS, the Company and Executive entered into that certain Employment Agreement — Extension (the “Extended Agreement”);
     WHEREAS, the Company and Executive desire to amend the Extended Agreement in order to amend certain restrictive covenants, and accelerate the payment of certain consulting fees payable, thereunder.
     NOW THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. The Company hereby agrees to pay the $480,769.23 that remains payable to Consultant under Paragraph 5(c) of the Extended Agreement immediately upon execution of this Amendment.
     2. Paragraph 6(a)(iv) of the Extended Agreement is hereby amended to read as follows:
     “(iv) solicit, persuade or attempt to solicit or persuade, or cause of authorize directly or indirectly to be solicited or persuaded for employment, or employ or cause or authorize directly or indirectly to be employed, on behalf of Executive or any other person or entity, any individual who either is then an employee of any of the Companies or who was at any time within six (6) months prior to cessation of Executive’s employment by the Companies an employee of any of the Companies.”
The provisions of this Paragraph 6(a)(iv) shall apply not only during the Period of Non-Competition but also for the 6 month period immediately following the Period of Non-Competition.
     3. In all other respects, the Extended Agreement shall remain unchanged by this Amendment.

     EXECUTED as of the date first above written.

MASTEC, INC.
By:	/s/ Jose R. Mas
Name: Jose R. Mas
Title: President & CEO

EXECUTIVE
By:	/s/ Austin J. Shanfelter
Austin J. Shanfelter